CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our report dated February 15, 2019, relating to the financial statements and financial highlights, which appears in T. Rowe Price Communications & Technology Fund, Inc.’s (formerly known as T. Rowe Price Media & Telecommunications Fund, Inc. Annual Report on Form N-CSR for the year ended December 31, 2018. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
April 29, 2019